EXHIBIT 99.1


                   EQUITY INNS ANNOUNCES THIRD QUARTER RESULTS

             ************ Third Quarter 2005 Highlights************
        -Funds From Operations Increased 21% to $0.34 Per Diluted Share- -RevPAR Increased 8.9%; Gross Operating Profit Increased 150 basis points-
  -Acquired Seven Premium Branded Hotels; Acquisition Pipeline Remains Strong-
                          -Balance Sheet Remains Solid-
                        -Company Increases 2005 Guidance-

GERMANTOWN, Tenn., November 1, 2005 -- Equity Inns, Inc. (NYSE: ENN), the third largest hotel real estate investment trust (REIT), today announced its results for the third quarter and nine months ended September 30, 2005.

Adjusted funds from operations (AFFO), for the third quarter 2005, which is the same as funds from operations (FFO) this quarter, increased 44% to $18.6 million versus AFFO of $12.9 million for the third quarter 2004. AFFO per share for the third quarter 2005 increased 21% to $0.34 from $0.28 in the third quarter 2004. Net income applicable to common shareholders for the third quarter 2005 was $6.7 million, or $0.12 per diluted share, as compared to $2.5 million, or $0.06 per diluted share, in the third quarter 2004. Adjusted EBITDA climbed 36% to $30.1 million in the third quarter 2005 versus $22.1 million in the same period last year.

Howard A. Silver, President and Chief Executive Officer, stated, "We are extremely pleased to report another quarter of solid results that exceed the analyst consensus estimate by $0.01 and again outperform industry revenue metrics. The 30% increase in room revenue and solid revenue per available room (RevPAR) growth is the result of the continued performance of our acquisition strategy coupled with the mix of our premium hotel brands and the geographic diversity of our locations. The strategic positioning of our hotel portfolio to maintain occupancy levels during the economic downturn has enabled the Company to increase average daily rate (ADR) at a rate faster than the industry during the current recovery. Our ADR increase of 6.6% in the third quarter 2005, compared to 5.6% for the industry, accounted for nearly 75% of our quarterly RevPAR growth of 8.9%. This ADR growth has also translated into better bottom-line results as evidenced by our improving gross operating profit margins."

Mr. Silver continued, "Our transaction activity in the third quarter, and for the past twenty-one months, demonstrates our ability to execute on our strategy of upgrading our hotel portfolio, while continuing to maintain a strong balance sheet. Since the beginning of 2004, through the end of October 2005, we have purchased 36 newer Marriott and Hilton branded hotel properties in key growth markets. We are aggressively continuing to acquire hotels that will meaningfully contribute to our long-term growth strategy. Our pipeline of acquisition opportunities remains solid and we continue to pursue raising capital opportunistically to fund this acquisition program, with attractive terms that results in the creation of long-term shareholder value."

Financial Highlights for the Third quarter and Nine months 2005:
In the third quarter of 2005, the AFFO improvement was primarily due to a $3.1 million net accretive effect of the Company's hotel acquisitions and same-store (96 hotels) hotel net operating income increase of $3.0 million. For the third quarter 2005, total hotel revenue was $90.2 million, representing an increase of approximately 30% from one year ago. This increase was attributable to net incremental revenues of $14.4 million from hotel acquisitions and an increase of $6.0 million in same-store hotel revenue, which was driven by a 9.5% increase in RevPAR to $65.91. Approximately 68% of the Company's same-store RevPAR improvement was attributable to ADR, which improved 6.5% to $87.03.

The Company's RevPAR growth of 8.9% for the 122 comparable hotels for the third quarter 2005 was driven by the increase in ADR of 6.6% to $87.99 and a 160 basis points gain in occupancy to 75.6%. RevPAR growth was strong throughout the third quarter of 2005. RevPAR increased 8.1% in July, 10.6% in August and 8.4% in September, as compared to the same periods in the prior year.

Primarily due to the RevPAR growth, the Company's third quarter 2005 gross operating profit margin (GOP margin) increased 150 basis points to 43.2% from 41.7% in the third quarter of 2004. Same-store GOP margins increased 100 basis points to 42.7%.

The Company's total hotel revenue for the nine months ended September 2005 was $250.3 million, an increase of 33% from $188.2 million in the nine months ended September 2004. The improvement was driven by net incremental revenue of $45.6 million from hotel acquisitions completed in 2004 and 2005 and an increase of $16.5 million from same-store hotel revenue. RevPAR increased 10.5% on a year-to-date basis for all comparable hotels, driven by 7.3% growth in ADR and 210 basis points of occupancy improvement.

Net income applicable to common shareholders for the nine months ended September 30, 2005 was $11.7 million, or $0.22 per diluted share, compared to net income applicable to common shareholders of $0.8 million, or $0.02 per diluted share in the prior year period. For the nine months ended September 30, 2005, Equity Inns reported a 37% increase in AFFO per diluted share to $0.92, compared to $0.67 in the same period a year ago.

Additional Third Quarter Events:

o At the end of the quarter, Equity Inns marked its entrance into the Boston, Massachusetts area market with the purchase of a Hampton Inn and a Homewood Suites for total consideration of $15.2 million, or approximately $74,000 per room, which includes estimated renovation costs of $1.1 million. Collectively, the two hotels have an average age of six years and added 206 rooms to the Company's hotel portfolio.

o On September 15th, Equity Inns finalized its purchase of four hotels in the Midwest. The Company completed the purchase of four Hilton and Marriott branded hotels for approximately $25.9 million, or $69,000 per room. Collectively, the four hotels have an average age of 5 years and added 376 rooms to the Company's hotel portfolio. The average capitalization rate of the acquisition was approximately 9.7% on a trailing 12-month net operating income basis.

o On August 9, 2005, the Company completed the purchase of a 127-room Hampton Inn & Suites in Nashville (Franklin), Tennessee for $9.9 million.

o Equity Inns sold two exterior corridor Hampton Inn hotels for approximately $5.1 million at a combined capitalization rate of 7.7% in two separate transactions. Collectively, the sold hotels have 235 rooms and an average age of almost 20 years.

Subsequent Event:

o On November 1, 2005, the Company completed its $22.0 million purchase of a 145-room, five-year old Marriott Courtyard in Carlsbad, CA from the Huntington Hotel Group. The capitalization rate of the acquisition was 9.2% on a trailing 12 month net operating income basis. The deal marks the Company's initial entry into the California market.

Capital Structure:

At September 30, 2005, Equity Inns had $531.6 million of long-term debt outstanding, which included $98.5 million drawn under its $125.0 million line of credit. The weighted average interest rate of the Company's debt was 6.9% compared to 7.3% a year ago. The weighted average life of the Company's debt was
6.9 years. The total debt represented 42.4% of the historical cost of the Company's hotels. Equity Inns' leverage ratio was 4.6 times at the end of the quarter, which is near a five-year low for the Company. Fixed rate debt, including variable rate debt hedged by interest rate swaps, amounted to approximately 90% of total debt. At September 30, 2005, the Company's outstanding common stock and partnership units were a combined 55.4 million.

Dividend:

For the third quarter 2005, Equity Inns paid quarterly cash dividends of $0.17 per common share and $0.546875 per preferred share. The common dividend represented an increase of 31% as compared to the dividend paid in the third quarter 2004 and was the Company's second dividend increase in 2005. The cash available for distribution (CAD) payout ratio was approximately 63% for the trailing twelve-month period ended September 30, 2005. The level of Equity Inns' common dividend will continue to be determined by our Board of Directors based on the operating results of each quarter, economic conditions, capital requirements, and other operating trends.

Fourth Quarter Guidance:
Mr. Silver commented, "Many residents suffered extensive damage to their homes and businesses as hurricane Wilma came ashore last week and I would like to acknowledge the hardship of those impacted by the hurricane and the other storms this year. For Equity Inns, ten of our properties (hotels) were impacted by power outages, temporary closings and cancellations of reservations, however no hotels suffered major damage and all are open today. At this point, our best estimate is that the storm will have a slight impact on our business, but we do not believe it will be material to our results."

Based upon expectations for continued improvement in the upscale and mid-scale lodging sectors, recent acquisitions and divestitures, along with planned expense increases, the Company now expects full year 2005 RevPAR increases will be in the range of 7.5% to 8.5%, which is expected to result in an Adjusted EBITDA range of $104.0 million to $105.5 million, an AFFO per diluted share range of $1.09 to $1.11 and net income per diluted share range of $0.16 to $0.18.

As a result of these assumptions, management expects fourth quarter AFFO to be between $0.17 and $0.19 per diluted share and net loss per diluted share to be in the range of ($0.06) to ($0.04), with a RevPAR change of between -2% and +2%.

The assumptions impacting the Company's fourth quarter 2005 RevPAR and AFFO forecast are as follows:

     1. 13 hotels based in Florida benefited heavily from 2004 hurricane related business.

         o Six of these hotels realized RevPAR growth of 36% in the fourth quarter 2004 due to hurricane related business. These hotels are projected to produce a RevPAR decline of 19% in the fourth quarter 2005 as compared to the fourth quarter 2004, although this is still approximately 17% above fourth quarter 2003 RevPAR for these hotels.

         o The remaining seven Florida based hotels that also benefited from 2004 hurricane related business are expected to produce a RevPAR decline of 10% in the fourth quarter 2005 as compared to the fourth quarter 2004.

     2. Residence Inn "Gen I Refresh" renovations at four hotels in the Northeast are expected to result in a RevPAR decline of 15.0% in the fourth quarter 2005 as compared to the fourth quarter 2004, as a result of rooms at these hotels being out of service.

Conference Call:

Equity Inns will hold a conference call and webcast to discuss the Company's third quarter 2005 results after the market close on November 1, 2005, at 4:30 p.m. (Eastern Time). Interested investors and other parties may listen to the conference call by dialing 1-800-289-0529 or 1-913-981-5523 for international participants. A simultaneous webcast of the conference call may be accessed by logging onto the Company's website at http://www.equityinns.com/ and selecting the microphone icon.

A replay of the conference call will be available on the Internet at www.streetevents.com and the Company's website, www.equityinns.com for seven days following the call. A recording of the call will also be available by telephone until midnight, on November 8, 2005 by dialing 1-888-203-1112 or 1-719-457-0820 for international participants. The pass code is 1142779.

Certain matters discussed in this press release which are not historical facts are "forward-looking statements" within the meaning of the federal securities laws and involve risks and uncertainties. The words "may," "plan," "project," "anticipate," "believe," "estimate," "forecast, "expect," "intend," "will," and similar terms are intended to identify forward-looking statements, which include, without limitation, statements concerning our outlook for the hotel industry, acquisition and disposition plans for our hotels and assumptions and forecasts of future results for fiscal year 2005. Forward-looking statements are not guarantees of future performance and involve numerous risks and uncertainties which may cause our actual financial condition, results of operations and performance to be materially different from the results of expectations expressed or implied by such statements. General economic conditions, future acts of terrorism or war, risks associated with the hotel and hospitality business, the availability of capital, risks associated with our debt financing, hotel operating risks and numerous other factors, may affect our future results and performance and achievements. These risks and uncertainties are described in greater detail in our Current Report on Form 8-K filed on March 16, 2005 and our other periodic filings with the United States Securities and Exchange Commission (SEC). We undertake no obligation and do not intend to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.


Notes to Financial Information

The Company operates as a self-managed and self-administered real estate investment trust, or REIT. Readers are encouraged to find further detail regarding Equity Inns organizational structure in its annual report on Form 10-K for the year ended December 31, 2004 as filed with the SEC.

Non-GAAP Financial Measures

Included in this press release are certain "non-GAAP financial measures," which are measures of the Company's historical or future financial performance that are different from measures calculated and presented in accordance with generally accepted accounting principles, or GAAP, within the meaning of applicable SEC rules. These include: (i) Gross Operating Profit Margin, (ii) Funds From Operations, (iii) Adjusted Funds From Operations, (iv) Adjusted EBITDA, (v) Cash Available for Distribution (CAD), (vi) CAD Payout Ratio, (vii) Capitalization Rate (viii) Leverage Ratio, and (ix) Hotel Operating Statistics. The following discussion defines these terms, which the Company believes can be useful measures of its performance.

Gross Operating Profit Margin

The Company uses a measure common in the hotel industry to evaluate its operating results. Gross operating profit margin (GOP margin) is defined as hotel revenues minus hotel operating costs before property taxes, insurance and management fees, divided by hotel revenues.

Funds from Operations

The National Association of Real Estate Investment Trusts, or NAREIT, defines funds from operations, or FFO, as net income (loss) applicable to common shareholders (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.. FFO is presented on a per share basis after making adjustments for the effect of dilutive securities. Equity Inns uses FFO per share as a measure of performance to adjust for certain non-cash expenses such as depreciation and amortization because historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. FFO is also used by management in the annual budget process.

Because real estate values have historically risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be less informative. NAREIT adopted the definition of FFO in order to promote an industry-wide standard measure of REIT operating performance. Accordingly, as a member of NAREIT, Equity Inns adopted FFO as a measure to evaluate performance and facilitate comparisons between the Company and other REITs, although FFO and FFO per share may not be comparable to those measures or similarly titled measures as reported by other companies.

Adjusted Funds From Operations

Equity Inns further adjusts FFO for losses on impairment of hotels, prepayment penalties on extinguishment of debt and other non-cash or unusual items. We refer to this as adjusted funds from operations, or AFFO. The Company's computation of AFFO and AFFO per diluted share is not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes it is an appropriate measure for this Company. The Company uses AFFO because it believes that this measure provides investors a useful indicator of the operating performance of the Company's hotels by adjusting for the effects of certain non-cash or non-recurring items arising from the Company's financing activities, impairment charges on hotels held for sale and other areas. In addition to being used by management in the annual budget process, AFFO per share is also used by the Compensation Committee of the Board of Directors as one of the criteria for performance-based compensation.

Adjusted EBITDA

Earnings before Interest Expense, Income Taxes, Depreciation and Amortization, or EBITDA, is a commonly used measure of performance in many industries, which the Company believes provides useful information to investors regarding its results of operations. EBITDA helps Equity Inns and its investors evaluate the ongoing operating performance of its properties and facilitates comparisons with other lodging REITs, hotel owners who are not REITs, and other capital-intensive companies. The Company uses EBITDA to provide a baseline when evaluating hotel results.

The Company also uses EBITDA as one measure in determining the value of acquisitions and dispositions and, like FFO and AFFO, it is also used by management in the annual budget process.

The Company further adjusts EBITDA to exclude preferred stock dividends, income or losses from discontinued operations, minority interests and losses on impairment of hotels because it believes that including such items in EBITDA is not consistent with reflecting the ongoing operating performance of the remaining assets.

The Company has historically adjusted EBITDA when evaluating its performance because management believes that the exclusion of certain non-cash and non-recurring items described above assists the Company in measuring the performance of its hotels and reflects the ongoing value of the Company as a whole. Therefore, the Company modifies EBITDA and refers to this measure as Adjusted EBITDA.

Cash available for distribution (CAD)  and CAD Payout Ratio

Cash available for distribution (CAD) is defined as AFFO, adjusted for certain non-cash amortization and an allowance for recurring capital expenditures equal to four percent of hotel room revenue from continuing operations. The Company computes the CAD Payout Ratio by dividing common dividends per share and unit paid over the last twelve months by trailing twelve-month CAD per share for the same period. The Company believes the CAD Payout Ratio also helps improve equity holders' ability to understand the Company's ability to make distributions to its shareholders.

Capitalization Rate

The Company uses a measure common in the hotel industry to discuss its underwriting of acquired or disposed hotel assets. Capitalization rate, for this discussion, is defined as the percentage derived by dividing the net operating income of the hotel asset(s), less a management fee and an allowance for recurring capital expenditures by the purchase price paid or received for the hotel asset(s).

Leverage Ratio

The Company uses a measure common in the hotel industry to evaluate its financial leverage. Leverage ratio is defined as the Company's long-term debt divided by EBITDA as defined in the financial covenants of its line of credit.

Hotel Operating Statistics

The Company uses a measure common in the hotel industry to evaluate the operations of its hotel room revenue per available room, or RevPAR. RevPAR is the product of the ADR charged and the average daily occupancy achieved. RevPAR does not include food and beverage or other ancillary revenues such as parking, telephone, or other guest services generated by the property. Similar to the reporting periods for the Company's statement of operations, hotel operating statistics (i.e., RevPAR, ADR and average occupancy) are reported based on a quarter end. This facilitates year-to-year comparisons of hotel results, as each reporting period will be comprised of the same number of days of operations as in the prior year.

GOP Margin, FFO, AFFO, FFO per Share, AFFO per Share, Adjusted EBITDA, CAD, CAD Payout Ratio, Capitalization Rate, Leverage Ratio and Hotel Operating Statistics presented, may not be comparable to the same or similarly titled measures calculated by other companies and may not be helpful to investors when comparing Equity Inns to other companies. This information should not be considered as an alternative to net income, income from operations, cash from operations, or any other operating performance measure prescribed by GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures), interest expense (for Adjusted EBITDA purposes) and other items have been and will be incurred and are not reflected in the Adjusted EBITDA, FFO and AFFO per share presentations. Equity Inns' statement of operations and cash flows include disclosure of its interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating the Company's performance, as well as the usefulness of its non-GAAP financial measures. Additionally, FFO, AFFO, FFO per share, AFFO per share, Adjusted EBITDA and CAD should not be considered as a measure of the Company's liquidity or indicative of funds available to fund its cash needs, including the Company's ability to make cash distributions. In addition, FFO per share, AFFO per share and CAD do not measure, and should not be used as measures of, amounts that accrue directly to shareholders' benefit.

About Equity Inns

Equity Inns, Inc. is a self-advised REIT that focuses on the upscale extended stay, all-suite and midscale limited-service segments of the hotel industry. The Company, which ranks as the third largest hotel REIT based on number of hotels, currently owns 123 hotels with 14,788 rooms located in 36 states. For more information about Equity Inns, visit the Company's Web site at www.equityinns.com.

CONTACT: Equity Inns, Inc.
         Howard Silver
         Mitch Collins, 901-754-7774
                   Or
         Integrated Corporate Relations, Inc.
         Brad Cohen, 203 682-8211

                                EQUITY INNS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)



                                                                            September 30,            December 31,
                                                                               2005                       2004
                                                                            -------------            ------------
                                                                           (unaudited)
ASSETS
Investment in hotel properties, net                                         $  964,542                $852,755
Assets held for sale                                                                 -                   3,849
Cash and cash equivalents                                                        8,674                   6,991
Accounts receivable, net of doubtful accounts
    of $225 and $225, respectively                                               9,422                   7,543
Interest rate swaps                                                                748                       -
Note receivable                                                                  1,700                       -
Deferred expenses, net                                                          11,312                   8,679
Deposits and other assets, net                                                  18,256                  13,437
                                                                            ----------                --------

       Total Assets                                                         $1,014,654                $893,254
                                                                            ==========                ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Long-term debt                                                              $  531,575                $439,183
Accounts payable and accrued expenses                                           40,161                  30,366
Distributions payable                                                           10,673                   8,090
Interest rate swaps                                                                  -                     119
Minority interests in Partnership                                                8,714                   9,064
                                                                            ----------                --------

       Total Liabilities                                                       591,123                 486,822
                                                                            ----------                --------

Commitments and Contingencies

Shareholders' Equity:

Preferred stock (Series B), 8.75%, $.01 par value, 10,000,000
  shares authorized, 3,450,000 shares issued and outstanding                    83,524                  83,524
Common stock, $.01 par value, 100,000,000
  shares authorized, 54,746,329 and 51,872,460
  shares issued and outstanding                                                    547                     519
Additional paid-in capital                                                     572,488                 542,397
Treasury stock, at cost, 747,600 shares                                         (5,173)                 (5,173)
Unearned directors' and officers' compensation                                  (2,474)                 (2,211)
Distributions in excess of net earnings                                       (226,129)               (212,505)
Unrealized gain (loss) on interest rate swaps                                      748                    (119)
                                                                            ----------                --------

       Total Shareholders' Equity                                              423,531                 406,432
                                                                            ----------                --------

       Total Liabilities and Shareholders' Equity                           $1,014,654                $893,254
                                                                            ==========                ========

                                EQUITY INNS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)
                                   (unaudited)


                                                                 For the Three Months Ended       For the Nine Months Ended
                                                                        September 30,                   September 30,
                                                                 --------------------------       ------------------------
                                                                    2005            2004            2005            2004
                                                                  -------          -------        --------        --------
Revenue:
   Room revenue                                                   $86,526          $66,534        $239,975        $179,283
   Other hotel revenue                                              3,668            3,249          10,316           8,873
   Other revenue                                                      370              120             595             327
                                                                  -------          -------        --------        --------
   Total revenue                                                   90,564           69,903         250,886         188,483

Operating expenses:
   Direct hotel expenses                                           50,344           39,482         138,152         106,158
   Other hotel expenses                                             2,807            2,329           7,856           6,535
   Depreciation                                                    12,298           10,061          35,232          28,991
   Property taxes, rental expense and insurance                     5,398            4,344          16,072          12,913
   General and administrative expenses:
     Non-cash stock-based compensation                                290              162           1,053             484
     Other general and administrative expenses                      1,951            1,662           5,866           5,346
   Loss on impairment of hotels                                         -                -           2,150               -
                                                                  -------          -------        --------        --------
Total operating expenses                                           73,088           58,040         206,381         160,427
                                                                  -------          -------        --------        --------

Operating income                                                   17,476           11,863          44,505          28,056

Interest expense, net                                               9,294            7,315          26,041          21,057
                                                                  -------          -------        --------        --------

Income (loss) from continuing operations before
   minority interests and income taxes                              8,182            4,548          18,464           6,999
   Minority interests income (expense)                               (192)             (97)           (311)            (53)
   Deferred income tax benefit (expense)                                -                -               -               -
                                                                  -------          -------        --------        --------

Income (loss) from continuing operations                            7,990            4,451          18,153           6,946

Discontinued operations:
   Gain (loss) on sale of hotel properties                            625                -             625            (320)
   Loss on impairment of hotels held for sale                           -                -          (1,350)              -
   Income (loss) from operations of
       discontinued operations                                         (4)             (43)            (63)           (148)
                                                                  -------          -------        --------        --------
Income (loss) from discontinued operations                            621              (43)           (788)           (468)
                                                                  -------          -------        --------        --------

Net income (loss)                                                   8,611            4,408          17,365           6,478

Preferred stock dividends                                          (1,887)          (1,887)         (5,660)         (5,660)
                                                                  -------          -------        --------        --------

Net income (loss) applicable to common shareholders               $ 6,724          $ 2,521        $ 11,705        $    818
                                                                  =======          =======        ========        ========

Net income (loss) per share data: Basic and diluted income
  (loss) per share:
   Continuing operations                                          $  0.11          $  0.06        $   0.23        $   0.03
    Discontinued operations                                          0.01             0.00           (0.01)          (0.01)
                                                                  -------          -------        --------        --------

Net income (loss) per common share                                $  0.12          $  0.06        $   0.22        $   0.02
                                                                  =======          =======        ========        ========

Weighted average number of common shares
    outstanding, basic and diluted                                 54,005           45,453          53,360          44,482
                                                                  =======          =======        ========        ========

                                EQUITY INNS, INC.
      RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED FUNDS FROM OPERATIONS
                       AND CASH AVAILABLE FOR DISTRIBUTION
                                   (unaudited)

The following is a reconciliation of net income (loss) to FFO and AFFO, both applicable to common shareholders, and cash available for distribution and illustrates the difference in these measures of operating performance (in thousands, except per share and unit data):



                                                           For the Three Months Ended      For the Nine Months Ended
                                                                 September 30,                    September 30,
                                                          ---------------------------      --------------------------
                                                             2005             2004           2005            2004
                                                            -------         -------         -------      -----------
Net income (loss) applicable to common shareholders         $ 6,724         $ 2,521         $11,705         $   818

Add (subtract):
     (Gain) loss on sale of hotel properties                   (625)              -            (625)            320
     Minority interests (income) expense                        192              97             311              53
     Depreciation                                            12,298          10,061          35,232          28,991
     Depreciation from discontinued operations                   37             201             250             605
                                                            -------         -------         -------         -------

Funds From Operations (FFO)                                  18,626          12,880          46,873          30,787

Loss on impairment of hotels                                      -               -           3,500               -
Fees incurred on indefinitely postponed
   unsecured offering                                             -               -             245               -
                                                            -------         -------         -------         -------

Adjusted Funds From Operations (AFFO)                        18,626          12,880          50,618          30,787

Add:
   Amortization of debt issuance costs                          482             431           1,688           1,236
   Amortization of deferred expenses and
     stock-based compensation                                   340             201           1,139             596
   Amortization from discontinued operations                      1               8              10              22

Capital reserves                                             (3,461)         (2,661)         (9,599)         (7,171)
                                                            -------         -------         -------         -------

Cash Available for Distribution                             $15,988         $10,859         $43,856         $25,470
                                                            =======         =======         =======         =======

Weighted average number of diluted common
   shares and Partnership units outstanding                  55,393          46,709          54,774          45,663
                                                            =======         =======         =======         =======

FFO per Share and Unit                                      $  0.34         $  0.28         $  0.86         $  0.67
                                                            =======         =======         =======         =======

AFFO per Share and Unit                                     $  0.34         $  0.28         $  0.92         $  0.67
                                                            =======         =======         =======         =======

Cash Available for Distribution per Share
   and Unit                                                 $  0.29         $  0.23         $  0.80         $  0.56
                                                            =======         =======         =======         =======

                                EQUITY INNS, INC.
             RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
                                   (unaudited)


The following is a reconciliation of net income (loss) applicable to common shareholders to Adjusted EBITDA and illustrates the difference in these measures of operating performance (in thousands):


                                                            For the Three Months Ended       For the Nine Months Ended
                                                                   September 30,                     September 30,
                                                            --------------------------       -------------------------
                                                             2005              2004            2005            2004
                                                            -------           -------         -------         -------
Net income (loss) applicable to common
   shareholders                                             $ 6,724           $ 2,521         $11,705         $   818

Add (subtract):
   Preferred stock dividends                                  1,887             1,887           5,660           5,660
   (Income) loss from discontinued operations                 (621)                43             788             468
   Minority interests (income) expense                          192                97             311              53
   Interest expense, net                                      9,294             7,315          26,041          21,057
   Loss on impairment of hotels                                   -                 -           2,150               -
   Depreciation                                              12,298            10,061          35,232          28,991
   Amortization of deferred expenses and
     stock-based compensation                                   341               209           1,149             618
                                                            -------           -------         -------        --------

Adjusted EBITDA                                             $30,115           $22,133         $83,036         $57,665
                                                            =======           =======         =======         =======

                                EQUITY INNS, INC.
                          2005 FORECAST RECONCILIATION
                                   (unaudited)

The following is a reconciliation of the Company's 2005 forecast of net income
(loss) to FFO and AFFO, both applicable to common shareholders, and Adjusted EBITDA, and illustrates the difference in these measures of operating performance (in thousands, except per share and unit data):


                                                                     Three Months Ended                     Twelve Months Ended
                                                                      December 31, 2005                      December 31, 2005
                                                                  ---------------------------          ----------------------------
                                                                   Low End           High End          Low End             High End
                                                                    Range             Range             Range                Range
                                                                  ---------          --------          -------             --------
FFO AND AFFO RECONCILIATION:

Net income (loss) applicable to common shareholders               $(3,000)           $(2,000)          $ 8,700             $ 9,700

Add (subtract):
     (Gain) loss on sale of hotel properties                            -                  -              (625)               (625)
     Minority interests (income) expense                             (160)              (150)              140                 150
     Depreciation                                                  12,800             12,800            48,000              48,000
                                                                   ------            -------           -------             -------

Funds From Operations (FFO)                                         9,640             10,650            56,215              57,225

Loss on impairment of hotels                                            -                  -             3,500               3,500
Fees incurred on indefinitely postponed
   unsecured offering                                                   -                  -               245                 245
                                                                  -------            -------           -------             -------

Adjusted Funds From Operations (AFFO)                             $ 9,640            $10,650           $59,960             $60,970
                                                                  =======            =======           =======             =======

Weighted average number of diluted common
   shares and Partnership units outstanding                        55,393             55,393            54,930              54,930
                                                                  =======            =======           =======             =======

FFO per Share and Unit                                            $  0.17            $  0.19           $  1.02             $  1.04
                                                                  =======            =======           =======             =======

AFFO per Share and Unit                                           $  0.17            $  0.19           $  1.09             $  1.11
                                                                  =======            =======           =======             =======


ADJUSTED EBITDA RECONCILIATION:

Net income (loss) applicable to common shareholders               $(3,000)           $(2,000)         $  8,700            $  9,700

Add (subtract):
   Preferred stock dividends                                        1,850              1,850             7,550               7,550
   (Income) loss from discontinued operations                           -                  -               800                 800
   Minority interests (income) expense                               (160)              (150)              140                 150
   Interest expense, net                                            9,185              9,675            35,185              35,675
   Loss on impairment of hotels                                         -                  -             2,150               2,150
   Depreciation                                                    12,800             12,800            48,000              48,000
   Amortization of deferred expenses and
     stock-based compensation                                         325                325             1,475               1,475
                                                                  -------            -------          --------            --------

Adjusted EBITDA                                                   $21,000            $22,500          $104,000            $105,500
                                                                  =======            =======          ========            ========

                                Equity Inns, Inc.
                                Hotel Performance
             For the Three Months Ended September 30, 2005 and 2004

                               All Comparable (1)



                                                      RevPAR (2)                  Occupancy                           ADR
                                             -----------------------         ----------------------           ----------------------
                              # of                         Variance                       Variance                        Variance
                             Hotels           2005          to 2004           2005         to 2004             2005        to 2004
                             ------          ------        ---------         ------       ---------           ------      ----------
Portfolio                       122           $66.52          8.9%             75.6%       1.6 pts.            $87.99         6.6%

Franchise
  AmeriSuites                    18           $58.03          8.4%             72.9%      -0.6 pts.            $79.55         9.3%
  Comfort Inn                     2           $71.03         16.0%             73.4%       3.3 pts.            $96.77        10.7%
  Courtyard                      11           $75.43          6.9%             79.8%       2.2 pts.            $94.56         3.9%
  Hampton Inn                    51           $59.53         12.8%             73.2%       3.4 pts.            $81.29         7.5%
  Hampton Inn & Suites            2           $68.69          6.2%             73.7%       0.0 pts.            $93.22         6.3%
  Hilton Garden Inn               2           $67.62          2.7%             69.5%      -4.9 pts.            $97.29         9.9%
  Holiday Inn                     4           $48.54         10.9%             71.2%       5.9 pts.            $68.17         1.6%
  Homewood Suites                10           $88.86          8.5%             83.8%       2.1 pts.           $106.09         5.9%
  Residence Inn                  20           $81.00          2.1%             80.2%      -2.9 pts.           $101.01         5.8%
  SpringHill Suites               2           $75.31          8.5%             81.5%       2.2 pts.            $92.43         5.6%

Region
  East North Central             18           $66.88          5.8%             74.1%       0.6 pts.            $90.28         5.0%
  East South Central             16           $63.47         11.2%             77.8%       2.7 pts.            $81.61         7.4%
  Middle Atlantic                 6           $83.34         -1.5%             76.5%       0.3 pts.           $108.92        -1.9%
  Mountain                       10           $63.55         15.2%             77.6%       3.7 pts.            $81.89         9.7%
  New England                     7           $66.19          9.7%             72.5%       3.2 pts.            $91.26         4.8%
  Pacific                         2          $105.51         11.3%             89.9%       1.6 pts.           $117.43         9.3%
  South Atlantic                 46           $65.58          8.0%             75.3%      -0.2 pts.            $87.09         8.3%
  West North Central              7           $65.63          7.0%             74.6%      -2.8 pts.            $87.99        11.0%
  West South Central             10           $57.46         19.7%             73.0%       8.9 pts.            $78.69         5.2%

Type
  All Suite                      18           $58.03          8.4%             72.9%      -0.6 pts.            $79.55         9.3%
  Extended Stay                  30           $84.14          4.7%             81.6%      -0.9 pts.           $103.10         5.9%
  Full Service                    5           $57.18         15.0%             72.3%       7.1 pts.            $79.10         3.7%
  Limited Service                69           $62.29         10.9%             74.1%       2.7 pts.            $84.08         6.9%



(1) All Comparable is defined as our system-wide gross lodging revenues for hotels that the Company owns at period end.

(2) RevPAR is calculated by taking the Company's average daily rate (ADR) times occupancy.

                                Equity Inns, Inc.
                                Hotel Performance
              For the Nine Months Ended September 30, 2005 and 2004

                               All Comparable (1)




                                                      RevPAR (2)                  Occupancy                           ADR
                                             -----------------------         ----------------------           ----------------------
                              # of                         Variance                       Variance                        Variance
                             Hotels           2005          to 2004           2005         to 2004             2005        to 2004
                             ------          ------        ---------         ------       ---------           ------      ----------
Portfolio                       122           $65.04         10.5%             73.3%       2.1 pts.            $88.76         7.3%

Franchise
  AmeriSuites                    18           $54.80          9.1%             69.4%       0.6 pts.            $78.91         8.2%
  Comfort Inn                     2           $68.41          8.1%             69.1%      -3.5 pts.            $99.05        13.5%
  Courtyard                      11           $76.64          7.4%             80.6%       2.4 pts.            $95.11         4.2%
  Hampton Inn                    51           $58.18         14.6%             70.8%       4.0 pts.            $82.19         8.2%
  Hampton Inn & Suites            2           $84.32         15.4%             78.5%       2.3 pts.           $107.37        12.1%
  Hilton Garden Inn               2           $81.36         12.2%             73.5%      -0.3 pts.           $110.68        12.6%
  Holiday Inn                     4           $42.99          6.9%             64.8%       4.1 pts.            $66.33         0.2%
  Homewood Suites                10           $85.74          8.0%             80.5%       1.9 pts.           $106.53         5.5%
  Residence Inn                  20           $78.77          6.2%             78.8%      -1.3 pts.            $99.99         7.9%
  SpringHill Suites               2           $63.88          7.4%             73.8%       1.6 pts.            $86.53         5.1%

Region
  East North Central             18           $59.29          9.0%             68.0%       3.2 pts.            $87.15         3.9%
  East South Central             16           $59.94          9.7%             74.4%       2.4 pts.            $80.57         6.2%
  Middle Atlantic                 6           $72.96          1.3%             71.4%      -1.3 pts.           $102.19         3.1%
  Mountain                       10           $64.96         15.1%             76.1%       4.0 pts.            $85.35         9.1%
  New England                     7           $58.85          8.6%             66.7%       2.2 pts.            $88.28         4.9%
  Pacific                         2           $88.21          9.8%             81.0%       2.6 pts.           $108.97         6.2%
  South Atlantic                 46           $70.52         10.9%             76.3%       0.6 pts.            $92.46        10.0%
  West North Central              7           $58.87         10.6%             68.9%      -0.1 pts.            $85.42        10.7%
  West South Central             10           $57.81         16.6%             72.6%       7.2 pts.            $79.67         5.0%

Type
  All Suite                      18           $54.80          9.1%             69.4%       0.6 pts.            $78.91         8.2%
  Extended Stay                  30           $81.56          6.9%             79.5%       0.0 pts.           $102.64         6.9%
  Full Service                    5           $52.55          8.1%             66.8%       2.1 pts.            $78.69         4.7%
  Limited Service                69           $62.07         13.1%             72.3%       3.5 pts.            $85.80         7.6%



(1) All Comparable is defined as our system-wide gross lodging revenues for hotels that the Company owns at period end.

(2) RevPAR is calculated by taking the Company's average daily rate (ADR) times occupancy.